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                                                                     Exhibit 4.3

                            QUAKER FABRIC CORPORATION
                            2004 STOCK INCENTIVE PLAN

                                    ARTICLE I
                                     PURPOSE

     The purpose of this Quaker Fabric Corporation 2004 Stock Incentive Plan is to enhance the profitability and value of the Company and its Affiliates for the benefit of its stockholders by enabling the Company to offer stock-based incentives and other equity interests in the Company to selected employees of the Company and its Affiliates, Non-Employee Directors and Consultants, thereby creating a means to raise the level of stock ownership by such individuals in order to attract, retain and reward such individuals and strengthen the mutuality of interests between such individuals and the Company's stockholders.

                                   ARTICLE II
                                   DEFINITIONS

     For purposes of the Plan, the following terms shall have the following meanings:

     2.1. "Acquisition Event" shall have the meaning set forth in Section
4.2(d).

     2.2. "Affiliate" shall mean, other than the Company, each of the following:
(i) any Subsidiary; (ii) any Parent; (iii) any corporation, trade or business (including, without limitation, a partnership or limited liability company) that is directly or indirectly controlled 50% or more (whether by ownership of stock, assets or an equivalent ownership interest or voting interest) by the Company; or (iv) any other entity, approved by the Committee as an Affiliate under the Plan, in which the Company directly or indirectly has a material equity interest.

     2.3. "Award" shall mean any award under the Plan of any Stock Option, Restricted Stock, Stock Appreciation Right, Performance-Based Award or Other Stock-Based Award. All Awards shall be granted by, confirmed by and subject to the terms of, a written agreement executed by the Company and the Participant or a grant letter executed solely by the Company.

     2.4. "Board" shall mean the Board of Directors of the Company.

     2.5. "Cause" shall mean, with respect to a Participant's Termination of Service (other than for a Non-Employee Director): (i) in the case where there is no employment agreement, consulting agreement, change in control agreement or similar agreement in effect between the Company or an Affiliate and the Participant at the time of the relevant grant or award, or where there is an employment agreement, consulting agreement, change in control agreement or similar agreement in effect at the time of the relevant grant or award but such agreement does not define "cause" (or words of like import), habitual neglect by a Participant with respect to his or her obligations and duties, which continues after a written notice specifically identifying such conduct is delivered to the Participant, dishonesty, gross negligence or misconduct in connection with a Participant's employment with the Company or Affiliates or breach of fiduciary duty to the Company or its Affiliates by a Participant or (ii) in the case where there is an employment agreement, consulting agreement, change in control agreement or similar agreement in effect




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between the Company or an Affiliate and the Participant at the time of the relevant grant or award that defines "cause" (or words of like import) and a "cause" termination would be permitted under such agreement at that time, termination that is or would be deemed to be for "cause" (or words of like import) as defined under such agreement; provided, that with regard to any agreement that conditions "cause" on occurrence of a change in control, such definition of "cause" shall not apply until a change in control actually takes place and then only with regard to a termination thereafter. For a Non-Employee Director, "Cause" shall mean an act or failure to act that constitutes cause for removal of a director under the law of the State under which the Company is then organized.

     2.6. "Change in Control" shall have the meaning set forth in Article 12.

     2.7. "Change in Control Price" shall have the meaning set forth in Article 12.

     2.8. "Code" shall mean the Internal Revenue Code of 1986, as amended.

     2.9. "Committee" shall mean: (a) with respect to the application of the Plan to Eligible Employees and Consultants, a committee or subcommittee of the Board appointed from time to time by the Board, which committee or subcommittee shall consist of two (2) or more non-employee directors, each of whom is intended to be, to the extent required, as the case may be, by Rule 16b-3,
Section 162(m) of the Code or applicable registration, stock exchange, quotation system, listing or similar rules or regulations or applicable accounting rules, a "non-employee director," "outside director" or "independent director" (or term of similar import); provided, however, that if and to the extent that no Committee exists that has the authority to administer the Plan, the functions of the Committee shall be exercised by the Board and all references herein to the Committee shall be deemed to be references to the Board; and (b) with respect to the application of the Plan to Non-Employee Directors, the Board. If for any reason the appointed Committee does not meet the requirements of Rule 16b-3 or
Section 162(m) of the Code, such noncompliance with the requirements of Rule 16b-3 or Section 162(m) of the Code shall not affect the validity of the Awards, grants, interpretations or other actions of the Committee.

     2.10. "Common Stock" means the common stock, $.01 par value per share, of the Company.

     2.11. "Company" means Quaker Fabric Corporation, and its successors by merger, consolidation or otherwise.

     2.12. "Consultant" means any natural person who is an advisor or consultant to the Company or any of its Affiliates.

     2.13. "Disability" shall mean a Participant's inability to perform his or her duties for a period of more than six consecutive months as a result of an incapacity due to a physical or mental illness, as determined by the Committee in its sole discretion; provided, however, that for purposes of Incentive Stock Options, Disability shall mean an Eligible Employee's permanent and total disability as defined in Section 22(e)(3) of the Code.


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     2.14. "Effective Date" shall mean March 2, 2004, in accordance with Article
16.

     2.15. "Eligible Employee" shall mean an employee of the Company or any of its Affiliates.

     2.16. "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

     2.17. "Fair Market Value" means, for purposes of the Plan, unless otherwise required by any applicable provision of the Code or any regulations issued thereunder, as of any date and except as provided below, the last sales price reported for the Common Stock on the applicable date: (a) as reported on the principal national securities exchange in the United States on which it is then traded; or (b) if not traded on any such national securities exchange, as quoted on The Nasdaq Stock Market, or, if not quoted on The Nasdaq Stock Market, as quoted on another automated quotation system sponsored by the National Association of Securities Dealers, Inc. or if the Common Stock shall not have been reported or quoted on such date, on the first day prior thereto on which the Common Stock was reported or quoted; provided, that the Committee may modify the definition of Fair Market Value to reflect any changes in the trading practices of any exchange on which the Common Stock is listed or traded. If the Common Stock is not traded or quoted on a national securities exchange, The Nasdaq Stock Market or any automated quotation system sponsored by the National Association of Securities Dealers, Inc., its Fair Market Value shall be set in good faith by the Committee. Notwithstanding anything herein to the contrary, for purposes of granting Incentive Stock Options, "Fair Market Value" means the price for Common Stock set by the Committee in good faith based on reasonable methods set forth under Section 422 of the Code, including, without limitation, a method utilizing the average of prices of the Common Stock reported on the principal national securities exchange on which it is then traded during a reasonable period designated by the Committee. For purposes of any Stock Appreciation Right, the applicable date shall be the date a notice of exercise is received by the Committee, or if not a day on which the applicable market is open, the next such day. For purposes of the grant of any Stock Option or Stock Appreciation Right, the applicable date shall be the immediately preceding date on which the applicable market was open.

     2.18. "Family Member" shall mean "family member" as defined in Section A.1.(5) of the general instructions of Form S-8 under the Securities Act.

     2.19. "Incentive Stock Option" shall mean any Stock Option awarded under the Plan intended to be and designated as an "Incentive Stock Option" within the meaning of Section 422 of the Code.

     2.20. "Limited Stock Appreciation Right" shall mean an Award made pursuant to Section 8.5 of the Plan, which may be a Tandem Stock Appreciation Right or a Non-Tandem Stock Appreciation Right.

     2.21. "Non-Employee Director" shall mean a director of the Company who is not also an employee of the Company or an Affiliate.


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     2.22. "Non-Qualified Stock Option" shall mean any Stock Option awarded under the Plan that is not an Incentive Stock Option.

     2.23. "Other Stock-Based Award" means an Award of Common Stock and other Awards made pursuant to Article 10 that are valued in whole or in part by reference to, or are payable in or otherwise based on, Common Stock, including, without limitation, an Award valued by reference to performance of an Affiliate.

     2.24. "Parent" shall mean any parent corporation of the Company within the meaning of Section 424(e) of the Code.

     2.25. "Participant" shall mean an Eligible Employee, Non-Employee Director or Consultant to whom an Award has been made pursuant to the Plan.

     2.26. "Performance-Based Award" shall mean an Award made pursuant to
Article 9 of the Plan of a right to receive awards of Common Stock and other Awards that are valued in whole or in part by reference to, or are payable in or otherwise based on, Common Stock or attainment of pre-established performance goals.

     2.27. "Performance Criteria" has the meaning set forth in Appendix A.

     2.28. "Performance Goal" means the objective performance goals established by the Committee and, if desirable for purposes of Section 162(m) of the Code, based on one or more Performance Criteria.

     2.29. "Performance Period" means three consecutive fiscal years of the Company, or such shorter period as determined by the Committee in its discretion.

     2.30. "Restricted Stock" shall mean an award of shares of Common Stock under the Plan that is subject to restrictions under Article 7.

     2.31. "Restriction Period" shall have the meaning set forth in Section 7.3(a) with respect to Restricted Stock for Participants.

     2.32. "Retirement" unless otherwise provided by the Committee, shall apply solely to employees of the Company and its Affiliates and shall mean a Participant's termination of employment after (i) having attained age sixty-five
(65) or (ii) such earlier date after age fifty-five (55) as approved by the Board with regard to such Participant (other than by reason of death or Disability) unless the Participant was terminated for Cause or, as of such time, could have been terminated for Cause.

     2.33. "Rule 16b-3" shall mean Rule 16b-3 under Section 16(b) of the Exchange Act as then in effect or any successor provisions.

     2.34. "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.


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     2.35. "Section 162(m) of the Code" shall mean the exception for performance-based compensation under Section 162(m) of the Code and any Treasury regulations thereunder.

     2.36. "Stock Appreciation Right" shall mean the right pursuant to an Award granted under Article 8. A Tandem Stock Appreciation Right shall mean the right to surrender to the Company all (or a portion) of a Stock Option in exchange for an amount in stock equal to the excess of (i) the Fair Market Value, on the date such Stock Option (or such portion thereof) is surrendered, of the Common Stock covered by such Stock Option (or such portion thereof), over (ii) the aggregate exercise price of such Stock Option (or such portion thereof). A Non-Tandem Stock Appreciation Right shall mean the right to receive an amount in stock equal to the excess of (x) the Fair Market Value of a share of Common Stock on the date such right is exercised, over (y) the aggregate exercise price of such right, otherwise than on surrender of a Stock Option.

     2.37. "Stock Option" or "Option" shall mean any option to purchase shares of Common Stock granted to a Participant pursuant to Article 6.

     2.38. "Subsidiary" shall mean any subsidiary corporation of the Company within the meaning of Section 424(f) of the Code.

     2.39. "Ten Percent Stockholder" shall mean a person owning stock possessing more than 10% of the total combined voting power of all classes of stock of the corporation employing such person.

     2.40. "Termination of Service" shall mean (i) a termination of service (for reasons other than a military or personal leave of absence granted by the Company) of a Participant from the Company and its Affiliates or (ii) when an entity that is employing a Participant ceases to be an Affiliate, unless the Participant thereupon becomes employed by the Company or another Affiliate. Unless otherwise specified by the Committee, a Participant shall not be deemed to have experienced a Termination of Service as a result of the Participant's change in status among the categories of Eligible Employee, Non-Employee Director or Consultant.

     2.41. "Transfer" or "Transferred" or "Transferable" shall mean anticipate, alienate, attach, sell, assign, pledge, encumber, charge, hypothecate or otherwise transfer.

                                   ARTICLE III
                                 ADMINISTRATION

     3.1. The Committee. The Plan shall be administered and interpreted by the Committee.

     3.2. Awards. The Committee shall have full authority to grant to Eligible Employees, Non-Employee Directors and Consultants, pursuant to the terms of the
Plan: (i) Stock Options, (ii) Restricted Stock, (iii) Stock Appreciation Rights,
(iv) Performance-Based Awards and (v) Other Stock-Based Awards. In particular, the Committee shall have the authority:


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          (a) to select the Eligible Employees, Non-Employee Directors and
     Consultants to whom Stock Options, Restricted Stock, Stock Appreciation Rights, Performance-Based Awards and Other Stock-Based Awards may from time to time be granted hereunder;

          (b) to determine whether and to what extent Stock Options, Restricted Stock, Stock Appreciation Rights, Performance-Based Awards and Other Stock-Based Awards, or any combination thereof, are to be granted hereunder to one or more Eligible Employees, Non-Employee Directors or Consultants;

          (c) to determine, in accordance with the terms of the Plan, the number of shares of Common Stock to be covered by each Award granted to a Participant hereunder;

          (d) to determine the terms and conditions, not inconsistent with the terms of the Plan, of any Award granted hereunder to a Participant (including, but not limited to, the exercise or purchase price, any restriction or limitation, any vesting schedule or acceleration thereof, or any forfeiture restrictions or waiver thereof, regarding any Stock Option or other Award, and the shares of Common Stock relating thereto, based on such factors, if any, as the Committee shall determine, in its sole discretion);

          (e) to determine whether and under what circumstances a Stock Option may be settled in cash and/or Common Stock (including Restricted Stock) under Section 6.3(g);

          (f) to determine whether, to what extent and under what circumstances grants of Options and other Awards under the Plan are to operate on a tandem basis and/or in conjunction with or apart from other awards made by the Company outside of the Plan (including to determine whether a Stock Appreciation Right is a Tandem Stock Appreciation Right or Non-Tandem Stock Appreciation Right);

          (g) solely to the extent permitted by applicable law, to determine whether, to what extent and under what circumstances to provide loans (which may be on a recourse basis and shall bear interest at the rate the Committee shall provide) to Participants in order to exercise Options under the Plan;

          (h) to modify, extend or renew an Award, subject to Article 13 hereof; provided, however, that if an Award is modified, extended or renewed and thereby deemed to be the issuance of a new Award under the Code or the applicable accounting rules, the exercise price of a Stock Option may continue to be the original exercise price even if less than the Fair Market Value of the Common Stock at the time of such modification, extension or renewal;

          (i) to determine whether any particular Award is intended to satisfy the requirements of Section 162(m) of the Code;


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          (j) to determine whether to require an Eligible Employee, Non-Employee
     Director or Consultant, as a condition of the granting of any Award, to not sell or otherwise dispose of shares acquired pursuant to the exercise of an Option or as an Award for a period of time as determined by the Committee, in its sole discretion, following the date of the acquisition of such Option or Award; and

          (k) to offer to buy out an Award previously granted, based on such terms and conditions as the Committee shall establish and communicate to the Participant at the time such offer is made (provided that any such offer made in connection with, or in anticipation of, a Change in Control shall be in accordance with the terms set forth in Section 12.1(c)).

     3.3. Guidelines. Subject to Article 13 hereof, the Committee shall have the authority to adopt, alter and repeal such administrative rules, guidelines and practices governing the Plan and perform all acts, including the delegation of its responsibilities, as it shall, from time to time, deem advisable; to construe and interpret the terms and provisions of the Plan and any Award issued under the Plan (and any agreements or grant letters relating thereto); and to otherwise supervise the administration of the Plan. The Committee may correct any defect, supply any omission or reconcile any inconsistency in the Plan or in any agreement or grant letter relating thereto in the manner and to the extent it shall deem necessary to carry the Plan into effect but only to the extent any such action would be permitted under the applicable provisions of Rule 16b-3 and
Section 162(m) of the Code. The Committee may adopt special guidelines and provisions for persons who are residing in, or subject to the taxes of, countries other than the United States to comply with applicable tax and securities laws and may impose any limitations and restrictions that they deem necessary to comply with the applicable tax and securities laws of such countries other than the United States. To the extent applicable, the Plan is intended to comply with the applicable requirements of Rule 16b-3 and Section 162(m) of the Code with regard to Options, Stock Appreciation Rights and certain awards of Restricted Stock, Performance-Based Awards and Other Stock-Based Awards and shall be limited, construed and interpreted in a manner so as to comply therewith.

     3.4. Decisions Final. Any decision, interpretation or other action made or taken in good faith by or at the direction of the Company, the Board or the Committee (or any of its members) arising out of or in connection with the Plan shall be within the absolute discretion of all and each of them, as the case may be, and shall be final, binding and conclusive on the Company and all Company and Affiliate employees, directors and consultants (whether current or former) and their respective heirs, executors, administrators, successors and assigns.

     3.5. Procedures. If the Committee is appointed, the Board shall designate one of the members of the Committee as chairman and the Committee shall hold meetings, subject to the By-Laws of the Company, at such times and places as it shall deem advisable. A majority of the Committee members shall constitute a quorum. All determinations of the Committee shall be made by a majority of the members present. Any decision or determination reduced to writing and signed by all the Committee members in accordance with the By-Laws of the Company shall be fully as effective as if it had been made by a vote at a meeting duly called and held. The Committee shall keep minutes of its meetings and shall make such rules and regulations for the conduct of its business as it shall deem advisable.


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     3.6. Designation of Consultants/Liability.

          (a) The Committee may designate employees of the Company and professional advisors to assist the Committee in the administration of the Plan and may grant authority to employees to execute agreements or other documents on behalf of the Committee.

          (b) The Committee may employ such legal counsel, consultants, appraisers and agents as it may deem desirable for the administration of the Plan and may rely upon any opinion received from any such counsel, appraiser or consultant and any computation received from any such consultant, appraiser or agent. Expenses incurred by the Committee in the engagement of any such counsel, consultant or agent shall be paid by the Company. The Board, the Committee, its members and any employee of the Company designated pursuant to paragraph (a) above shall not be liable for any action or determination made in good faith with respect to the Plan. To the maximum extent permitted by applicable law, no officer or employee of the Company or member or former member of the Committee or of the Board shall be liable for any action or determination made in good faith with respect to the Plan or any Award granted under it. To the maximum extent permitted by applicable law and the Certificate of Incorporation and By-Laws of the Company and to the extent not covered by insurance, each officer, employee of the Company and member or former member of the Committee or of the Board shall be indemnified and held harmless by the Company against any cost or expense (including reasonable fees of counsel reasonably acceptable to the Company) or liability (including any sum paid in settlement of a claim with the approval of the Company), and advanced amounts necessary to pay the foregoing at the earliest time and to the fullest extent permitted, arising out of any act or omission to act in connection with the Plan, except to the extent arising out of such officer's, employee's, member's or former member's own fraud or bad faith; provided, however, that the payment of expenses in advance of the settlement or final disposition of a suit, action or proceeding shall be made only upon delivery to the Company of an undertaking by or on behalf of such person to repay all amounts so advanced if it is ultimately determined that such person is not entitled to be indemnified hereunder. The indemnification described in this Section shall be in addition to any rights of indemnification the person may have as a director, officer or employee or under the Certificate of Incorporation of the Company or the By-Laws of the Company. Expenses incurred by the Committee or the Board in the engagement of any such counsel, consultant or agent shall be paid by the Company. Such indemnification shall be in addition to any rights of indemnification the officers, employees, directors or members or former officers, directors or members may have under applicable law or under the Certificate of Incorporation or By-Laws of the Company or Affiliates. Notwithstanding anything else herein, this indemnification will not apply to the actions or determinations made by an individual with regard to Awards granted to him or her under the Plan.


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                                   ARTICLE IV
                           SHARE AND OTHER LIMITATIONS

     4.1. Shares.

          (a) General Limitation. The aggregate number of shares of Common Stock that may be issued or used for reference purposes under the Plan or with respect to which all Awards may be granted shall not exceed 1,500,000 shares (subject to any increase or decrease pursuant to Section 4.2); provided, however, that notwithstanding the foregoing, no more than 375,000 shares (subject to any increase or decrease pursuant to Section 4.2) shall be subject to Awards of Restricted Stock, Performance-Based Awards or Other Stock-Based Awards. If any Option or Stock Appreciation Right granted under the Plan expires, terminates or is canceled for any reason without having been exercised in full, the number of shares of Common Stock underlying any unexercised Stock Appreciation Right or Option shall again be available for the purposes of Awards under the Plan. If any shares of Restricted Stock, Performance-Based Awards or Other Stock-Based Awards awarded under the Plan to a Participant are forfeited for any reason, the number of forfeited shares of Restricted Stock, Performance-Based Awards or Other Stock-Based Awards shall again be available for the purposes of Awards under the Plan. If a Tandem Stock Appreciation Right or a Limited Stock Appreciation Right is granted in tandem with an Option, such grant shall only apply once against the maximum number of shares of Common Stock that may be issued under the Plan. In addition, to the extent consistent with applicable law and, in the case of Incentive Stock Options, with the treatment of an Incentive Stock Option as such, in determining the number of shares of Common Stock available for Awards, if Common Stock has been delivered or exchanged by a Participant as full or partial payment to the Company for payment of the exercise price or payment of withholding taxes, or if the number shares of Common Stock otherwise deliverable has been reduced for payment of the exercise price or payment of withholding taxes, the number of shares of Common Stock so exchanged or reduced shall again be available for purposes of Awards.

          (b) Individual Participant Limitations. (i) The maximum number of shares of Common Stock subject to any Award that may be granted under the Plan during any fiscal year of the Company to any Participant (other than for a Non-Employee Director) shall be 150,000 shares (subject to any increase or decrease pursuant to Section 4.2) and, for a Non-Employee Director, 150,000 shares (subject to any increase or decrease pursuant to Section 4.2); provided, however, that if the Performance Period for a Performance-Based Award is less than three consecutive fiscal years, the maximum number of shares of Common Stock subject to Performance-Based Awards shall be determined by multiplying 150,000 by a fraction, the numerator of which is the number of days in the Performance Period and the denominator of which is 1,095.

               (ii) To the extent that shares of Common Stock for which Awards are permitted to be granted to a Participant pursuant to Section 4.1(b) during a fiscal year of the Company are not covered by an Award in the Company's fiscal year,


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

          such shares of Common Stock shall not be available for grant or issuance to the Participant in any subsequent fiscal year during the term of the Plan.

     4.2. Changes.

          (a) The existence of the Plan and the Awards granted hereunder shall not affect in any way the right or power of the Board or the stockholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company's capital structure or its business, any merger or consolidation of the Company or its Affiliates, any issue of bonds, debentures, preferred or prior preference stock ahead of or affecting Common Stock, the dissolution or liquidation of the Company or its Affiliates, any sale or transfer of all or part of its assets or business or any other corporate act or proceeding.

          (b) Subject to Section 4.2(d), in the event of any such change in the capital structure or business of the Company by reason of any stock dividend or distribution, stock split or reverse stock split, recapitalization, reorganization, merger, consolidation, split-up, combination or exchange of shares, distribution with respect to its outstanding Common Stock or capital stock other than Common Stock, reclassification of its capital stock, conversion of the Company's preferred stock, issuance of warrants or options to purchase any Common Stock or securities convertible into Common Stock, any sale or Transfer of all or part of the Company's assets or business, any complete or partial liquidation, or any similar change affecting the Company's capital structure or business, then the aggregate number and kind of shares that thereafter may be issued under the Plan, the number and kind of shares or other property (including cash) to be issued upon exercise of an outstanding Option or other Awards (collectively, "Exercisable Awards") granted under the Plan and the purchase price thereof shall be appropriately adjusted consistent with such change in such manner as the Committee may deem equitable to prevent substantial dilution or enlargement of the rights granted to, or available for, Participants under the Plan, and any such adjustment determined by the Committee in good faith shall be binding and conclusive on the Company and all Company and Affiliate employees, directors, consultants (whether current or former) and their respective heirs, executors, administrators, successors and assigns.

          (c) Fractional shares of Common Stock resulting from any adjustment in Exercisable Awards pursuant to Section 4.2(a) or (b) shall be aggregated until, and eliminated at, the time of exercise by rounding down for fractions less than one-half (1/2) and rounding up for fractions equal to or greater than one-half (1/2). No cash settlements shall be made with respect to fractional shares eliminated by rounding. Notice of any adjustment shall be given by the Committee to each Participant whose Exercisable Award has been adjusted and such adjustment (whether or not such notice is given) shall be effective and binding for all purposes of the Plan.

          (d) In the event of a merger or consolidation in which the Company is not the surviving entity or in the event of any transaction that results in the acquisition of substantially all of the Company's outstanding Common Stock by a single person or


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     entity or by a group of persons and/or entities acting in concert, or in the event of the sale or transfer of all or substantially all of the Company's assets (all of the foregoing being referred to as "Acquisition Events"), then the Committee may, in its sole discretion, terminate all outstanding Exercisable Awards of Participants, effective as of the date of the Acquisition Event, by delivering notice of termination to each such Participant at least twenty (20) days prior to the date of consummation of the Acquisition Event; provided, that during the period from the date on which such notice of termination is delivered to the consummation of the Acquisition Event, each such Participant shall have the right to exercise in full all of his or her Exercisable Awards that are then outstanding (unless otherwise provided in the agreement or grant letter associated with such Exercisable Award) but contingent on occurrence of the Acquisition Event, and, provided that, if the Acquisition Event does not take place within a specified period after giving such notice for any reason whatsoever, the notice and exercise shall be null and void. If an Acquisition Event occurs, to the extent the Committee has not terminated any outstanding Exercisable Awards pursuant to this Section 4.2(d), then the provisions of Section 4.2(b) shall apply.

     4.3. Minimum Purchase Price. Notwithstanding any provision of the Plan to the contrary, if authorized but previously unissued shares of Common Stock are issued under the Plan, such shares shall not be issued for a consideration that is less than as permitted under applicable law.

                                    ARTICLE V
                                   ELIGIBILITY

     Only Eligible Employees, Non-Employee Directors and Consultants are eligible to be granted Awards under the Plan. Eligibility under the Plan shall be determined by the Committee in its sole and absolute discretion.

                                   ARTICLE VI
                                  STOCK OPTIONS

     6.1. Options. Each Stock Option granted hereunder shall be one of two types: (i) an Incentive Stock Option intended to satisfy the requirements of
Section 422 of the Code or (ii) a Non-Qualified Stock Option.

     6.2. Grants. The Committee shall have the authority to grant (x) to any employee of the Company or an Affiliate described in Section 2.2(i) or (ii), one or more Incentive Stock Options, Non-Qualified Stock Options or both types of Stock Options (in each case, with or without Stock Appreciation Rights) and (y) to any Eligible Employee, Non-Employee Director or Consultant, one or more Non-Qualified Stock Options (with or without Stock Appreciation Rights). To the extent that any Stock Option does not qualify as an Incentive Stock Option (whether because of its provisions or the time or manner of its exercise or otherwise), such Stock Option or the portion thereof that does not qualify shall constitute a separate Non-Qualified Stock Option. Notwithstanding any other provision of the Plan to the contrary or any provision in an agreement or grant letter evidencing the grant of an Option to the contrary, any Option granted to a Participant who is not an employee of the Company or an Affiliate described in Section 2.2(i) or (ii) shall be a Non-Qualified Stock Option.

     6.3. Terms of Options. Options granted under Article 6 of the Plan shall be subject to Article 11 and the following terms and conditions, and shall be in such form and contain such additional terms and conditions, not inconsistent with the terms of the Plan, as the Committee shall deem desirable:

          (a) Option Price. The option price per share of Common Stock purchasable under an Incentive Stock Option or a Non-Qualified Stock Option shall be determined by the Committee at the time of grant but shall not be less than 100% of the Fair Market Value of the share of Common Stock at the time of grant; provided, however, if an Incentive Stock Option is granted to a Ten Percent Stockholder, the purchase price shall not be less than 110% of the Fair Market Value of the share of Common Stock at the time of grant.

          (b) Option Term. The term of each Stock Option shall be fixed by the Committee, but no Stock Option shall be exercisable more than ten (10) years after the date the Option is granted; provided, however, that the term of an Incentive Stock Option granted to a Ten Percent Stockholder may not exceed five (5) years.

          (c) Exercisability. Stock Options shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Committee at grant. If the Committee provides, in its discretion, that any Stock Option is exercisable subject to certain limitations (including, without limitation, that it is exercisable only in installments or within certain time periods), the Committee may waive such limitations on the exercisability at any time at or after grant in whole or in part (including, without limitation, that the Committee may waive the installment exercise provisions or accelerate the time at which Options may be exercised), based on such factors, if any, as the Committee shall determine, in its sole discretion.

          (d) Method of Exercise. Subject to whatever installment exercise and waiting period provisions apply under subsection (c) above, Stock Options may be exercised in whole or in part at any time during the Option term, by giving written notice of exercise to the Company specifying the number of shares to be purchased. Such notice shall be accompanied by payment in full of the purchase price as follows: (i) in cash or by check, bank draft or money order payable to the order of Company, (ii) solely to the extent authorized by the Committee at the time of exercise and consistent with applicable law, if the Common Stock is traded on a national securities exchange, the Nasdaq Stock Market or quoted on a national quotation system sponsored by the National Association of Securities Dealers, through the delivery of irrevocable instructions to a broker to deliver promptly to the Company an amount equal to the purchase price, (iii) by payment in full or part in the form of Common Stock owned by the Participant for a period of at least 6 months or such other period as may be required to avoid a charge to earnings (and for which the Participant has good title free and clear of any liens and encumbrances) based on the Fair Market Value of the Common Stock on the payment date as determined by the Committee or the Board or (iv) on such other terms and conditions as may be acceptable to the Committee or the Board, as applicable. No shares of Common Stock shall be issued until payment therefor, as provided herein, has been made or provided for.

          (e) Incentive Stock Option Limitations. To the extent that the aggregate Fair Market Value (determined as of the time of grant) of the Common Stock with respect to which Incentive Stock Options are exercisable for the first time by an Eligible Employee during any calendar year under the Plan and/or any other stock option plan of the Company or any Subsidiary or Parent exceeds $100,000, such Options shall be treated as Options that are not Incentive Stock Options. In addition, if an Eligible Employee does not remain employed by the Company, any Subsidiary or Parent at all times from the time the Option is granted until three (3) months prior to the date of exercise (or such other period as required by applicable law), such Option shall be treated as an Option that is not an Incentive Stock Option. Should the foregoing provision not be necessary in order for the Stock Options to qualify as Incentive Stock Options or should any additional provisions be required, the Committee may amend the Plan accordingly, without the necessity of obtaining the approval of the stockholders of the Company.

          (f) Form of Options. Subject to the terms and conditions and within the limitations of the Plan, an Option shall be evidenced by such form of agreement or grant letter as is approved by the Committee.

          (g) Form of Settlement. In its sole discretion, the Committee may provide, at the time of grant, that the shares to be issued upon the exercise of a Stock Option shall be in the form of Restricted Stock, or may, in the Option agreement or grant letter, reserve a right to so provide after the time of grant.

          (h) Deferred Delivery of Common Shares. The Committee may in its discretion permit Participants to defer delivery of Common Stock acquired pursuant to a Participant's exercise of an Option in accordance with the terms and conditions established by the Committee.

          (i) Early Exercise. The Committee may provide that a Stock Option include a provision whereby the Participant may elect at any time before the Participant's Termination of Service to exercise the Stock Option as to any part or all of the shares of Common Stock subject to the Stock Option prior to the full vesting of the Stock Option and such shares shall be subject to the provisions of Article 7 and treated as Restricted Stock. Any unvested shares of Common Stock so purchased may be subject to a repurchase option in favor of the Company or to any other restriction the Committee determines to be appropriate.

          (j) Other Terms and Conditions. Options may contain such other provisions, which shall not be inconsistent with any of the foregoing terms of the Plan, as the Committee shall deem appropriate. Notwithstanding the foregoing, an outstanding Stock Option may not be modified to reduce the exercise price thereof nor may a new Stock Option at a lower exercise price be substituted for a surrendered Stock Option without the approval of the stockholders of the Company (in accordance with the laws of the state under which the Company is then organized), provided that the foregoing shall not apply to adjustments or substitutions made in accordance with Section 4.2 hereof.

                                   ARTICLE VII
                             RESTRICTED STOCK AWARDS

     7.1. Awards of Restricted Stock. Shares of Restricted Stock may be issued to Eligible Employees, Non-Employee Directors or Consultants either alone or in addition to other Awards granted under the Plan. The Committee shall determine the eligible persons to whom, and the time or times at which, grants of Restricted Stock will be made, the number of shares to be awarded, the price (if any) to be paid by the recipient (subject to Section 7.2), the time or times within which such Awards may be subject to forfeiture, the vesting schedule and rights to acceleration thereof, and all other terms and conditions of the Awards. The Committee may condition the grant of Restricted Stock upon the attainment of specified performance goals or such other factors as the Committee may determine, in its sole discretion, including to comply with the requirements of Section 162(m) of the Code.

     7.2. Awards and Certificates. An Eligible Employee, Non-Employee Director or Consultant selected to receive Restricted Stock shall not have any rights with respect to such Award, unless and until such Participant has delivered a fully executed copy of the Restricted Stock Award agreement or grant letter evidencing the Award to the Company and has otherwise complied with the applicable terms and conditions of such Award. Further, such Award shall be subject to the following conditions:

          (a) Purchase Price. The purchase price of Restricted Stock shall be fixed by the Committee. Subject to Section 4.3, the purchase price for shares of Restricted Stock may be the minimum permitted by applicable law.

          (b) Acceptance. Awards of Restricted Stock must be accepted within a period of ninety (90) days (or such shorter period as the Committee may specify at grant) after the Award date, by executing a Restricted Stock Award agreement or grant letter and by paying whatever price (if any) the Committee has designated thereunder.

          (c) Legend. Each Participant receiving a Restricted Stock Award shall be issued a stock certificate in respect of such shares of Restricted Stock, unless the Committee elects to use another system, such as book entries by the transfer agent, as evidencing ownership of a Restricted Stock Award. Such certificate shall be registered in the name of such Participant, and shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Award, substantially in the following form:

          "The anticipation, alienation, attachment, sale, transfer, assignment, pledge, encumbrance or charge of the shares of stock represented hereby are subject to the terms and conditions (including forfeiture) of the Quaker Fabric Corporation (the "Company") 2004 Stock Incentive Plan, and an associated agreement or a grant letter dated [________]. Copies of such

          Plan and agreement or grant letter are on file at the principal office of the Company."

          (d) Custody. The Committee may require that any stock certificates evidencing such shares be held in custody by the Company until the restrictions thereon shall have lapsed, and that, as a condition of any Restricted Stock Award, the Participant shall have delivered a duly signed stock power, endorsed in blank, relating to the Common Stock covered by such Award.

     7.3. Restrictions and Conditions on Restricted Stock Awards. The shares of Restricted Stock awarded pursuant to the Plan shall be subject to Article 11 and the following restrictions and conditions:

          (a) Restriction Period; Vesting and Acceleration of Vesting. (i) The Participant shall not be permitted to Transfer shares of Restricted Stock awarded under the Plan during a period set by the Committee (the "Restriction Period") commencing with the date of such Award, as set forth in the Restricted Stock Award agreement or grant letter, and such agreement or grant letter shall set forth a vesting schedule and any events that would accelerate vesting of the shares of Restricted Stock. Within these limits, based on service, attainment of Performance Goals established pursuant to Section 7.3(a)(ii) below and/or such other factors or criteria (including the Performance Criteria set forth on Appendix A) as the Committee may determine in its sole discretion, the Committee may provide for the lapse of such restrictions in installments in whole or in part, or may accelerate the vesting of all or any part of any Restricted Stock Award and/or waive the deferral limitations for all or any part of any Restricted Stock Award.

               (ii) Performance Goals, Formulae or Standards. If the lapse of restrictions is based on the attainment of Performance Goals, the Committee shall establish the Performance Goals and the applicable vesting percentage of the Restricted Stock Award applicable to each Participant or class of Participants in writing prior to the beginning of the applicable fiscal year or at such later date as otherwise determined by the Committee and while the outcome of the Performance Goals is substantially uncertain. Such Performance Goals may incorporate provisions for disregarding (or adjusting for) changes in accounting methods, corporate transactions (including, without limitation, dispositions and acquisitions) and other similar type events or circumstances.

          (b) Rights as Stockholder. Except as provided in this subsection (b) and subsection (a) above and as otherwise determined by the Committee, the Participant shall have, with respect to the shares of Restricted Stock, all of the rights of a holder of shares of Common Stock of the Company, including, without limitation, the right to receive any dividends, the right to vote such shares and, subject to and conditioned upon the full vesting of shares of Restricted Stock, the right to tender such shares. Notwithstanding the foregoing, the payment of dividends shall be deferred until, and conditioned upon, the expiration of the applicable Restriction Period, unless the Committee, in its sole discretion, specifies otherwise at the time of the Award.

          (c) Lapse of Restrictions. If and when the Restriction Period expires without a prior forfeiture of the Restricted Stock subject to such Restriction Period, the certificates for such shares shall be delivered to the Participant. All legends shall be removed from said certificates at the time of delivery to the Participant except as otherwise required by applicable law.

          (d) Committee Certification. Solely to the extent required by Section 162(m) of the Code (for Awards intended to satisfy such requirements), the Committee shall determine and certify in writing, when and as set forth in
     Section 162(m) of the Code, the extent to which any applicable Performance Goals have been satisfied.

                                  ARTICLE VIII
                            STOCK APPRECIATION RIGHTS

     8.1. Tandem Stock Appreciation Rights. Stock Appreciation Rights may be granted in conjunction with all or part of any Stock Option (a "Reference Stock Option") granted under the Plan ("Tandem Stock Appreciation Rights"). In the case of a Non-Qualified Stock Option, such rights may be granted either at or after the time of the grant of such Reference Stock Option. In the case of an Incentive Stock Option, such rights may be granted only at the time of the grant of such Reference Stock Option.

     8.2. Terms and Conditions of Tandem Stock Appreciation Rights. Tandem Stock Appreciation Rights granted hereunder shall be subject to such terms and conditions, not inconsistent with the provisions of the Plan, as shall be determined from time to time by the Committee, including Article 11 and the following:

          (a) Term. A Tandem Stock Appreciation Right or applicable portion thereof granted with respect to a Reference Stock Option shall terminate and no longer be exercisable upon the termination or exercise of the Reference Stock Option, except that, unless otherwise determined by the Committee, in its sole discretion, at the time of grant, a Tandem Stock Appreciation Right granted with respect to less than the full number of shares covered by the Reference Stock Option shall not be reduced until, and then only to the extent that, the exercise or termination of the Reference Stock Option causes the number of shares covered by the Tandem Stock Appreciation Right to exceed the number of shares remaining available and unexercised under the Reference Stock Option.

          (b) Exercisability. Tandem Stock Appreciation Rights shall be exercisable only at such time or times and to the extent that the Reference Stock Options to which they relate shall be exercisable in accordance with the provisions of Article 6 and Article 8.

          (c) Method of Exercise. A Tandem Stock Appreciation Right may be exercised by a Participant by surrendering the applicable portion of the Reference Stock Option. Upon such exercise and surrender, the Participant shall be entitled to receive an amount determined in the manner prescribed in this Section 8.2. Stock Options that have been so surrendered, in whole or in part, shall no longer be exercisable to the extent the related Tandem Stock Appreciation Rights have been exercised.

          (d) Payment. Upon the exercise of a Tandem Stock Appreciation Right a Participant shall be entitled to receive up to, but no more than, an amount in Common Stock (as chosen by the Committee in its sole discretion) equal in value to the excess of the Fair Market Value of one share of Common Stock over the Option price per share specified in the Reference Stock Option multiplied by the number of shares in respect of which the Tandem Stock Appreciation Right shall have been exercised, with the Committee having the right to determine the form of payment.

          (e) Deemed Exercise of Reference Stock Option. Upon the exercise of a Tandem Stock Appreciation Right, the Reference Stock Option or part thereof to which such Stock Appreciation Right is related shall be deemed to have been exercised for the purpose of the limitation set forth in Article 4 of the Plan on the number of shares of Common Stock to be issued under the Plan.

     8.3. Non-Tandem Stock Appreciation Rights. Non-Tandem Stock Appreciation Rights may also be granted without reference to any Stock Options granted under the Plan.

     8.4. Terms and Conditions of Non-Tandem Stock Appreciation Rights. Non-Tandem Stock Appreciation Rights granted hereunder shall be subject to such terms and conditions, not inconsistent with the provisions of the Plan, as shall be determined from time to time by the Committee, including Article 11 and the following:

          (a) Term. The term of each Non-Tandem Stock Appreciation Right shall be fixed by the Committee, but shall not be greater than ten (10) years after the date the right is granted.

          (b) Exercisability. Non-Tandem Stock Appreciation Rights shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Committee at grant. If the Committee provides, in its discretion, that any such right is exercisable subject to certain limitations (including, without limitation, that it is exercisable only in installments or within certain time periods), the Committee may waive such limitation on the exercisability at any time at or after grant in whole or in part (including, without limitation, that the Committee may waive the installment exercise provisions or accelerate the time at which rights may be exercised), based on such factors, if any, as the Committee shall determine, in its sole discretion.

          (c) Method of Exercise. Subject to whatever installment exercise and waiting period provisions apply under subsection (b) above, Non-Tandem Stock Appreciation Rights may be exercised in whole or in part in accordance with the terms provided by the Committee at grant, by giving written notice of exercise to the Company specifying the number of Non-Tandem Stock Appreciation Rights to be exercised.

          (d) Payment. Upon the exercise of a Non-Tandem Stock Appreciation Right a Participant shall be entitled to receive, for each right exercised, up to, but no more than, an amount in Common Stock (as chosen by the Committee in its sole discretion) equal in value to the excess of the Fair Market Value of one share of Common Stock on the date the right is exercised over the Fair Market Value of one (1) share of Common Stock on the date the right was awarded to the Participant.

     8.5. Limited Stock Appreciation Rights. The Committee may, in its sole discretion, grant Tandem and Non-Tandem Stock Appreciation Rights either as a general Stock Appreciation Right or as a Limited Stock Appreciation Right. Limited Stock Appreciation Rights may be exercised only upon the occurrence of a Change in Control or such other event as the Committee may, in its sole discretion, designate at the time of grant or thereafter. Upon the exercise of Limited Stock Appreciation Rights, except as otherwise provided in an Award agreement or grant letter, the Participant shall receive in Common Stock, as determined by the Committee, an amount equal to the amount (i) set forth in
Section 8.2(d) with respect to Tandem Stock Appreciation Rights or (ii) set forth in Section 8.4(d) with respect to Non-Tandem Stock Appreciation Rights.

                                   ARTICLE IX
                            PERFORMANCE-BASED AWARDS

     9.1. Performance-Based Awards. Performance-Based Awards may be granted either alone or in addition to or in tandem with Stock Options, Stock Appreciation Rights, Restricted Stock or Other Stock-Based Awards, and may be granted with or without the intention of complying with the requirements of
Section 162(m) of the Code. Subject to the provisions of the Plan, the Committee shall have authority to determine the persons to whom and the time or times at which such Awards shall be made, the number of shares of Common Stock to be awarded pursuant to such Awards, and all other conditions of the Awards. The Committee may also provide for the grant of Common Stock under such Awards upon the completion of a specified Performance Period.

     For each Participant, the Committee may specify a target value for the Performance-Based Award for which the Participant may be eligible depending upon the extent to which the applicable Performance Goals are satisfied. Such target value may be expressed, at the Committee's discretion, as a fixed dollar amount, a percentage of base pay or total pay (excluding payments made under the Plan) or an amount determined pursuant to an objective formula or standard. Establishment of the target value of a Participant's Performance-Based Award for a calendar year shall not imply or require that the same target value (if any such target value is established for the Participant by the Committee) be established for any subsequent calendar year. At the time the Performance Goals are established, the Committee shall prescribe a formula to determine the percentage (which may be greater than 100%) of the target value of the Performance-Based Award that may be payable based upon the degree of attainment of the Performance Goals during the calendar year. Notwithstanding anything else herein, the Committee may, in its sole discretion, elect to pay a Participant an amount that is less than the target value of the Participant's Performance-Based Award (or attained percentage thereof) regardless of the degree of attainment of the Performance Goals; provided that no such discretion to reduce a Performance-Based Award payable upon attainment of the Performance Goals shall be permitted for the calendar year in which a Change in Control of the Company occurs, or during such calendar year with regard to the prior calendar year if, with regard to individuals who were Participants at the time of the Change in Control of the Company, the Performance-Based Awards for the prior calendar year have not been made by the time of the Change in Control of the Company.

     9.2. Terms and Conditions. Performance-Based Awards made pursuant to this
Article 9 shall be subject to the following terms and conditions:

          (a) Dividends. Unless otherwise determined by the Committee at the time of Award, subject to the provisions of the Award agreement or grant letter and the Plan, the recipient of an Award under this Article 9 shall be entitled to receive, currently or on a deferred basis, dividends or dividend equivalents with respect to the number of shares of Common Stock covered by the Award, as determined at the time of the Award by the Committee, in its sole discretion.

          (b) Vesting. Any Award under this Article 9 and any Common Stock covered by any such Award shall vest or be forfeited to the extent so provided in the Award agreement or grant letter, as determined by the Committee, in its sole discretion.

          (c) Waiver of Limitation. In the event of the Participant's Retirement, Disability or death, or in cases of special circumstances, the Committee may, in its sole discretion, waive in whole or in part any or all of the limitations imposed hereunder (if any) with respect to any or all of an Award under this Article.

          (d) Purchase Price. Subject to Section 4.3, Common Stock issued on a bonus basis under this Article 9 may be issued for no cash consideration; Common Stock purchased pursuant to a purchase right awarded under this
     Article 9 shall be priced as determined by the Committee.

          (e) Performance Goals, Formulae or Standards. (i) The Committee shall establish the Performance Goals and the target values (if any) in writing prior to the beginning of the applicable Performance Period or at such later date as otherwise determined by the Committee and while the outcome of the Performance Goals is substantially uncertain. Such Performance Goals may incorporate provisions for disregarding (or adjusting for) changes in accounting methods, corporate transactions (including, without limitation, dispositions and acquisitions) and other similar type events or circumstances. To the extent any Performance-Based Award is intended to comply with the provisions of Section 162(m) of the Code, if any provision would create impermissible discretion under Section 162(m) of the Code or otherwise violate Section 162(m) of the Code, such provision shall be of no force or effect.

               (ii) The measurements used in Performance Goals set under the Plan shall be determined in accordance with Generally Accepted Accounting Principles ("GAAP"), except, to the extent that any objective Performance Goals are used, if any measurements require deviation from GAAP, such deviation shall be at the discretion of the Committee at the time the Performance Goals are set or at such later time to the extent permitted under Section 162(m) of the Code (to the extent the Committee intends to meet the requirements of Section 162(m) of the
          Code).

          (f) Committee Certification. Solely to the extent required by Section 162(m) of the Code (for Awards intended to satisfy such requirements), at the expiration of the Performance Period the Committee shall determine and certify in writing, when and as set forth in Section 162(m) of the Code, the extent to which any applicable Performance Goals have been satisfied.

                                    ARTICLE X
                            OTHER STOCK-BASED AWARDS

     10.1. Other Awards. Other Stock-Based Awards (including, without limitation, restricted stock units) may be granted either alone or in addition to or in tandem with Stock Options, Stock Appreciation Rights, Restricted Stock and Performance-Based Awards. Without limiting the foregoing, the Committee may grant Other Stock-Based Awards to Participants in payment of the amount due such Participants under the Company's Employee Stock Purchase Plan, which is deemed to be part of the Plan.

     10.2. Committee. Subject to the provisions of the Plan, the Committee shall have authority to determine the persons to whom and the time or times at which such Awards shall be made, the number of shares of Common Stock to be awarded pursuant to such Awards, and all other conditions of the Awards. The Committee may also provide for the grant of Common Stock under such Awards upon the completion of a specified performance period.

     10.3. Terms and Conditions. Other Stock-Based Awards made pursuant to this
Article 10 shall be subject to the following terms and conditions:

          (a) Non-Transferability. Subject to the applicable provisions of the Award agreement or grant letter and the Plan, shares of Common Stock subject to Awards made under this Article 10 may not be Transferred prior to the date on which the shares are issued, or, if later, the date on which any applicable restriction, performance or deferral period lapses.

          (b) Dividends. Unless otherwise determined by the Committee at the time of award, subject to the provisions of the Award agreement or grant letter and the Plan, the recipient of an Award under this Article 10 shall be entitled to receive, currently or on a deferred basis, dividends or dividend equivalents with respect to the number of shares of Common Stock covered by the Award, as determined at the time of the Award by the Committee, in its sole discretion.

          (c) Vesting. Any Award under this Article 10 and any Common Stock covered by any such Award shall vest or be forfeited to the extent so provided in the Award agreement or grant letter, as determined by the Committee, in its sole discretion.

          (d) Waiver of Limitation. The Committee may, in its sole discretion, waive in whole or in part any or all of the limitations imposed hereunder (if any) with respect to all or any portion of an Award under this Article 10.

          (e) Price. Common Stock or Other Stock-Based Awards issued on a bonus basis under this Article 10 may be issued for no cash consideration; Common Stock or Other Stock-Based Awards purchased pursuant to a purchase right awarded under this Article 10 shall be priced as determined by the Committee. Subject to Section 4.3, the purchase price of shares of Common Stock or Other Stock-Based Awards may be zero to the extent permitted by applicable law, and, to the extent not so permitted, such purchase price may not be less than par value. The purchase of shares of Common Stock or Other Stock-Based Awards may be made on either an after-tax or pre-tax basis, as determined by the Committee; provided, however, that if the purchase is made on a pre-tax basis, such purchase shall be made pursuant to a deferred compensation program established by the Committee, which will be deemed a part of the Plan.

          (f) Section 162(m) of the Code. Solely to the extent required by
     Section 162(m) of the Code (for Other Stock-Based Awards intended to satisfy such requirements), the Committee shall determine and certify in writing, when and as set forth in Section 162(m) of the Code, the extent to which any applicable Performance Goals have been satisfied.

                                   ARTICLE XI
                 NON-TRANSFERABILITY AND TERMINATION PROVISIONS

     The terms and conditions of this Article 11 shall apply to Awards under the Plan as follows:

     11.1. Nontransferability. No Stock Option, Stock Appreciation Right, Performance-Based Award or Other Stock-Based Award shall be Transferable by the Participant otherwise than by will or by the laws of descent and distribution. All Stock Options and all Stock Appreciation Rights shall be exercisable, during the Participant's lifetime, only by the Participant or his or her legal guardian or representative. Tandem Stock Appreciation Rights shall be Transferable, solely to the extent permitted above, only with the underlying Stock Option. In addition, except as provided above, no Stock Option shall be Transferred (whether by operation of law or otherwise), and no Stock Option shall be subject to execution, attachment or similar process. Upon any attempt to Transfer any Stock Option, or in the event of any levy upon any Stock Option by reason of any execution, attachment or similar process contrary to the provisions hereof, such Stock Option shall immediately terminate and become null and void. Notwithstanding the foregoing, the Committee may determine at the time of grant or thereafter that a Non-Qualified Stock Option that is otherwise not Transferable pursuant to this Article 10 is Transferable to a Family Member in whole or in part and in such circumstances, and under such conditions, as specified by the Committee. A Non-Qualified Stock Option that is

Transferred to a Family Member pursuant to the preceding sentence may not be subsequently Transferred by such Family Member. Shares of Restricted Stock under
Article 7 may not be Transferred prior to the date on which shares are issued, or, if later, the date on which any applicable restriction, performance or deferral period lapses. No Award shall, except as otherwise specifically provided by law or herein, be Transferable in any manner, and any attempt to Transfer any such Award shall be void, and no such Award shall in any manner be liable for or subject to the debts, contracts, liabilities, engagements or torts of any person who shall be entitled to such Award, nor shall it be subject to attachment or legal process for or against such person. Notwithstanding the foregoing, the Committee may determine at grant or thereafter that, to the extent consistent with treatment as an Incentive Stock Option, an Incentive Stock Option may be Transferred by a Participant to a trust if, under Section 671 of the Code and applicable State law, the Participant is considered the sole beneficial owner of such Option while it is held in the trust.

     11.2. Termination of Service. Unless otherwise determined by the Committee at grant or, if no rights are reduced, thereafter, the following rules apply with regard to the Termination of Service of a Participant:

          (a) Termination by Reason of Death, Retirement or Disability. If a Participant's Termination of Service is by reason of death, Retirement or Disability, any Stock Option or Stock Appreciation Right held by such Participant, unless otherwise determined by the Committee at grant or, if no rights of the Participant (or his estate) are reduced, thereafter, may be exercised, to the extent exercisable at the time of such termination, by the Participant or, if applicable, the Participant's or the estate's legal representative, at any time within a period of one (1) year from the date of such Termination of Service, but in no event beyond the expiration of the stated term of such Stock Option or Stock Appreciation Right; provided, however, that, if the Participant's Termination of Service is due to Disability or Retirement and the Participant dies within one year after such termination, any unexercised Stock Option or Stock Appreciation Right held by such Participant shall thereafter be exercisable, to the extent to which it was exercisable at the time of death, for a period of one (1) year (or such other period as the Committee may specify at grant or, if no rights of the Participant's estate are reduced, thereafter) from the date of such death, but in no event beyond the expiration of the stated term of such Stock Option or Stock Appreciation Right.

          (b) Voluntary Resignation or Involuntary Termination Without Cause. If a Participant's Termination of Service is due to a voluntary resignation or by involuntary termination without Cause and such termination occurs prior to, or more than ninety (90) days after, the occurrence of an event that would be grounds for Termination of Service by the Company for Cause (without regard to any notice or cure period requirements), any Stock Option or Stock Appreciation Right held by such Participant, unless otherwise determined by the Committee at grant or, if no rights of the Participant are reduced, thereafter, may be exercised, to the extent exercisable at termination, by the Participant at any time within a period of ninety (90) days after the date of a Termination of Service without Cause or thirty (30) days after the date of a voluntary resignation, but in no event beyond the expiration of the stated term of such Stock Option or Stock Appreciation Right.

          (c) Termination of Service for Cause. Unless otherwise determined by the Committee at grant or, if no rights of the Participant are reduced, thereafter, if a Participant's Termination of Service is for Cause for any reason, any Stock Option or Stock Appreciation Right held by such Participant shall thereupon terminate and expire as of the date of termination. In the event the termination is an involuntary termination without Cause or is a voluntary resignation within ninety (90) days after occurrence of an event that would be grounds for Termination of Service by the Company for Cause (without regard to any notice or cure period requirement), any Stock Option or Stock Appreciation Right held by the Participant at the time of occurrence of the event that would be grounds for Termination of Service by the Company for Cause shall be deemed to have terminated and expired upon occurrence of the event that would be grounds for Termination of Service by the Company for Cause.

          (d) Termination of Service and Restricted Stock. Subject to the applicable provisions of the Restricted Stock Award agreement or grant letter and the Plan, upon a Participant's Termination of Service for any reason during the relevant Restriction Period, all Restricted Stock still subject to restriction will vest or be forfeited in accordance with the terms and conditions established by the Committee at grant or thereafter.

          (e) Termination of Service and Performance-Based Awards and Other Stock-Based Awards. Subject to the applicable provisions of the Award agreement or grant letter and the Plan, upon a Participant's Termination of Service for any reason, the Performance-Based Award or Other Stock-Based Awards in question will vest or be forfeited or be payable in accordance with the terms and conditions established by the Committee at grant or thereafter.

          (f) Unvested Stock Options. Unless otherwise determined by the Committee at grant, or if no rights of the Participant are reduced, thereafter, Awards that are not vested as of the date of a Participant's Termination of Service for any reason shall terminate and expire as of the date of such Termination of Service, unless otherwise provided in an employment agreement, consulting agreement, change in control agreement or similar agreement in effect between the Company or an Affiliate and the Participant.

                                   ARTICLE XII
                          CHANGE IN CONTROL PROVISIONS

     12.1. Benefits. In the event of a Change in Control of the Company (as defined below), and except as otherwise provided by the Committee in an Award agreement, a Participant's unvested Award shall not vest and a Participant's Award shall be treated in accordance with one or more of the following methods as determined by the Committee:

          (a) The Committee, in its sole discretion, may provide that all unvested Stock Options, Stock Appreciation Rights, Restricted Stock, Performance-Based Awards and Other Stock-Based Awards shall become fully vested upon a Change in Control, including, without limitation, the following: (i) the restrictions to which any shares of Restricted Stock of a Participant granted prior to the Change in Control are subject shall lapse as if the applicable Restriction Period had ended upon such Change in Control, and (ii) the Performance Goals required for vesting of any unvested Performance-Based Awards or Other Stock-Based Awards shall be deemed to be satisfied upon such Change in Control and each such Award shall be paid upon a Change in Control at the higher of (1) the target value applicable to the Participant, if any, and (2) a payment based on actual achievement of the Performance Goals through the date of the Change in Control.

          (b) The Committee, in its sole discretion, may provide that awards, whether or not then vested, shall be continued, assumed, have new rights substituted therefor or be treated in accordance with Section 4.2(d) hereof, as determined by the Committee, and restrictions to which any shares of Restricted Stock or any other Award granted prior to the Change in Control are subject shall not lapse upon a Change in Control and the Restricted Stock or other Award shall, where appropriate in the sole discretion of the Committee, receive the same distribution as other Common Stock on such terms as determined by the Committee; provided that, the Committee may decide to award additional Restricted Stock or other Award in lieu of any cash distribution. Notwithstanding anything to the contrary herein, for purposes of Incentive Stock Options, any assumed or substituted Stock Option shall comply with the requirements of Treasury Regulation
     Section 1.425-1 (and any amendments thereto).

          (c) The Committee, in its sole discretion, may provide for the purchase of any Awards by the Company or an Affiliate for an amount of cash equal to the excess of the Change in Control Price (as defined below) of the shares of Common Stock covered by such Awards, over the aggregate exercise price of such Awards. For purposes of this Section 12.1, "Change in Control Price" shall mean the highest price per share of Common Stock paid in any transaction related to a Change in Control of the Company. All Exercisable Awards of such Participant, if any, granted prior to the Change in Control shall be fully vested and immediately exercisable in their entirety immediately prior to such Change in Control.

     12.2. Change in Control. A "Change in Control" shall mean the occurrence of any of the following:

          (a) any person (as defined in Section 3(a)(9) of the Exchange Act and as used in Sections 13(d) and 14(d) thereof), excluding the Company, any subsidiary of the Company, any employee benefit plan sponsored or maintained by the Company or its subsidiaries (including any trustee of any such plan acting in his capacity as trustee), and Nortex Holdings, Inc, Larry A. Liebenow (or his estate, beneficiaries or heirs) and any affiliate (as such term is defined in Rule 12b-2 of the Exchange Act) of Larry A. Liebenow, becoming the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act) of securities of the Company representing 25% of the total combined voting power of the Company's then outstanding securities;

          (b) the merger, consolidation or other business combination of the Company (a "Transaction"), other than a Transaction involving only the Company and one or more of its subsidiaries, or a Transaction immediately following which the stockholders of the Company immediately prior to the Transaction continue to have a majority of the voting power in the resulting entity and no person other than Nortex Holdings, Inc., Larry A. Liebenow (or his estate, beneficiaries or heirs) or any Affiliate of Larry
     A. Liebenow is the beneficial owner of securities of the resulting entity representing more than 25% of the voting power in the resulting entity;

          (c) during any period of two (2) consecutive years beginning on or after the date hereof, the persons who were members of the Board immediately before the beginning of such period (the "Incumbent Directors") ceasing (for any reason other than death) to constitute at least a majority of the Board or the board of directors of any successor to the Company, provided that, any director who was not a director as of the date hereof shall be deemed to be an Incumbent Director if such director was elected to the board of directors by, or on the recommendation of or with the approval of, at least a majority of the directors who then qualified as Incumbent Directors either actually or by prior operation of the foregoing unless such election, recommendation or approval occurs as a result of an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act or any successor provision) or other actual or threatened solicitation of proxies or contests by or on behalf of a person other than a member of the Board; or

          (d) the approval by the stockholders of the Company of an agreement for the sale of all or substantially all of the Company's assets other than the sale of all or substantially all of the assets of the Company to Nortex Holdings, Inc., or Larry Liebenow (or his estate, beneficiaries or heirs) or to a person or persons who beneficially own, directly or indirectly, at least 50% or more of the combined voting power of the outstanding voting securities of the Company or Nortex Holdings, Inc. at the time of such sale.

                                  ARTICLE XIII
                      TERMINATION OR AMENDMENT OF THE PLAN

     13.1. Notwithstanding any other provision of the Plan, the Board may at any time, and from time to time, amend, in whole or in part, any or all of the provisions of the Plan, or suspend or terminate it entirely, retroactively or otherwise; provided, however, that, unless otherwise required by law or specifically provided herein, the rights of a Participant with respect to Awards granted prior to such amendment, suspension or termination may not be impaired without the consent of such Participant and, provided further, without the approval of the stockholders of the Company (in accordance with the laws of the state under which the Company is then organized), to the extent required by applicable law, listing, registration, quotation system, exchange or other similar rules, including the applicable provisions of Rule 16b-3 or Section 162(m) of the Code, or, with regard to Incentive Stock Options, Section 422 of the Code, no amendment may be made that would (i) increase the aggregate number of shares of Common Stock that may be issued under the Plan or the maximum individual Participant limitations under
Section 4.1(b), (ii) change the classification of employees eligible to receive Awards under the Plan, (iii) decrease the minimum option price of any Stock Option, (iv) extend the maximum option period under Section 6.3, (v) require stockholder approval in order for the Plan to continue to comply with the applicable provisions of Rule 16b-3 or Section 162(m) of the Code, or, with regard to Incentive Stock Options, Section 422 of the Code, (vi) materially alter the Performance Criteria set forth in Appendix A or (vii) otherwise violate any applicable law or rule.

     13.2. The Committee may amend the terms of any Award theretofore granted, prospectively or retroactively, but, subject to Article 4 above or as otherwise specifically provided herein, no such amendment or other action by the Committee shall impair the rights of any holder without the holder's consent.

                                   ARTICLE XIV
                             UNFUNDED STATUS OF PLAN

     The Plan is intended to constitute an "unfunded" plan for incentive compensation. With respect to any payments as to which a Participant has a fixed and vested interest but which are not yet made to a Participant by the Company, nothing contained herein shall give any such Participant any rights that are greater than those of a general creditor of the Company.

                                   ARTICLE XV
                               GENERAL PROVISIONS

     15.1. Legend. The Committee may require each person receiving shares of Common Stock pursuant to an Award under the Plan to represent to and agree with the Company in writing that the Participant is acquiring the shares without a view to distribution thereof, and that any subsequent offer for sale or sale of any such shares of Common Stock shall be made either pursuant to (i) a registration statement on an appropriate form under the Securities Act, which registration statement shall have become effective and shall be current with respect to the shares of Common Stock being offered and sold, or (ii) a specific exemption from the registration requirements of the Securities Act, and that in claiming such exemption the Participant will, prior to any offer for sale or sale of shares of Common Stock, obtain a favorable written opinion, satisfactory in form and substance to the Company, from counsel acceptable to the Company as to the availability of such exception. In addition to any legend required by the Plan, the certificates for such shares may include any legend that the Committee deems appropriate to reflect any restrictions on Transfer. All certificates for shares of Common Stock delivered under the Plan shall be subject to such stock transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations and other requirements of the Securities and Exchange Commission, any stock exchange upon which the Common Stock is then listed or any national securities association system upon whose system the Common Stock is then quoted, any applicable Federal or state securities law and any applicable corporate law, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

     15.2. Other Plans. Nothing contained in the Plan shall prevent the Board from adopting other or additional compensation arrangements, subject to stockholder approval if such approval is required; and such arrangements may be either generally applicable or applicable only in specific cases.

     15.3. No Right to Employment. Neither the Plan nor the grant of any Award hereunder shall give any Participant or other employee any right with respect to continuance of employment by the Company or any Affiliate, nor shall there be a limitation in any way on the right of the Company or any Affiliate by which an employee is employed to terminate his employment at any time.

     15.4. Withholding of Taxes. The Company shall have the right to deduct from any payment to be made to a Participant, or to otherwise require, prior to the issuance or delivery of any shares of Common Stock or the payment of any cash hereunder, payment by the Participant of, any Federal, state or local taxes required by law to be withheld. Upon the vesting of Restricted Stock, or upon making an election under Section 83(b) of the Code, a Participant shall pay all required withholding to the Company. At the discretion of the Committee, any such withholding obligation with regard to any Participant may be satisfied by reducing the number of shares of Common Stock otherwise deliverable or by delivering shares of Common Stock already owned. Any fraction of a share of Common Stock required to satisfy such tax obligations shall be disregarded and the amount due shall be paid instead in cash by the Participant.

     15.5. Listing and Other Conditions.

          (a) As long as the Common Stock is listed on a national securities exchange or system sponsored by a national securities association, the issue of any shares of Common Stock pursuant to an Award shall be conditioned upon such shares being listed on such exchange or system. The Company shall have no obligation to issue such shares unless and until such shares are so listed, and the right to exercise any Option with respect to such shares shall be suspended until such listing has been effected.

          (b) If at any time counsel to the Company shall be of the opinion that any sale or delivery of shares of Common Stock pursuant to an Award is or may in the circumstances be unlawful or result in the imposition of excise taxes on the Company under the statutes, rules or regulations of any applicable jurisdiction, the Company shall have no obligation to make such sale or delivery, or to make any application or to effect or to maintain any qualification or registration under the Securities Act, as amended, or otherwise with respect to shares of Common Stock or Awards, and the right to exercise any Option shall be suspended until, in the opinion of said counsel, such sale or delivery shall be lawful or will not result in the imposition of excise taxes on the Company.

          (c) Upon termination of any period of suspension under this Section 15.5, any Award affected by such suspension that shall not then have expired or terminated shall be reinstated as to all shares available before such suspension and as to shares that would otherwise have become available during the period of such suspension, but no such suspension shall extend the term of any Award.

          (d) A Participant shall be required to supply the Company with any certificates, representations and information that the Company requests and otherwise cooperate with the Company in obtaining any listing, registration, qualification, exemption, consent or approval the Company deems necessary or appropriate.

     15.6. Governing Law. The Plan shall be governed and construed in accordance with the laws of the state under which the Company is then organized (regardless of the law that might otherwise govern under such state's principles of conflicts of laws).

     15.7. Construction. Wherever any words are used in the Plan in the masculine gender, they shall be construed as though they were also used in the feminine gender in all cases where they would so apply, and wherever any words are used herein in the singular form, they shall be construed as though they were also used in the plural form in all cases where they would so apply. Unless otherwise noted, any determination to be made by the Committee under the Plan shall be understood to be made by the Committee in its sole and absolute discretion.

     15.8. Other Benefits. No Award payment under the Plan shall be deemed compensation for purposes of computing benefits under any retirement plan of the Company or its Affiliates nor affect any benefits under any other benefit plan now or subsequently in effect under which the availability or amount of benefits is related to the level of compensation.

     15.9. Costs. The Company shall bear all expenses included in administering the Plan, including expenses of issuing Common Stock pursuant to any Awards hereunder.

     15.10. No Right to Same Benefits. The provisions of Awards need not be the same with respect to each Participant, and such Awards to individual Participants need not be the same in subsequent years.

     15.11. Death/Disability. The Committee may in its discretion require the transferee of a Participant to supply it with written notice of the Participant's death or Disability and to supply it with a copy of the will (in the case of the Participant's death) or such other evidence as the Committee deems necessary to establish the validity of the transfer of an Award. The Committee may also require the agreement of the transferee to be bound by all of the terms and conditions of the Plan. If the Committee shall find, without any obligation or responsibility of any kind to do so, that any person to whom payment is payable under the Plan is unable to care for his or her affairs because of disability, illness or accident, any payment due may be paid to such person's duly appointed legal representative in such manner and proportions as the Committee may determine, in it sole discretion. Any such payment shall be a complete discharge of the liabilities of the Committee and the Board under the Plan.

     15.12. Section 16(b) of the Exchange Act. All elections and transactions under the Plan by persons subject to Section 16 of the Exchange Act involving shares of Common Stock are intended to comply with any applicable exemptive condition under Rule 16b-3. The Committee may establish and adopt written administrative guidelines, designed to facilitate compliance with

Section 16(b) of the Exchange Act, as it may deem necessary or proper for the administration and operation of the Plan and the transaction of business thereunder.

     15.13. Severability of Provisions. If any provision of the Plan shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions hereof, and the Plan shall be construed and enforced as if such provisions had not been included.

     15.14. Headings and Captions. The headings and captions herein are provided for reference and convenience only, shall not be considered part of the Plan, and shall not be employed in the construction of the Plan.

                                   ARTICLE XVI
                       APPROVAL OF BOARD AND STOCKHOLDERS

     The Plan shall be effective March 2, 2004, subject solely to the extent required by any applicable law (including without limitation, approval required under Rule 16b-3, Section 162(m) of the Code or Section 422 of the Code) or applicable registration, stock exchange, quotation system, listing or similar rule or regulation, approval by the stockholders of the Company in the manner set forth in such law, regulation or rule.

                                  ARTICLE XVII
                                  TERM OF PLAN

     No Award shall be granted pursuant to the Plan on or after the tenth anniversary of the earlier of the date the Plan was initially adopted or the date of stockholder approval (if applicable), but Awards granted prior to such tenth anniversary may extend beyond that date.

                                  ARTICLE XVIII
                                  NAME OF PLAN

     The Plan shall be known as the Quaker Fabric Corporation 2004 Stock Incentive Plan.

                                   APPENDIX A

                              PERFORMANCE CRITERIA

                                   ----------

     Performance Goals established for purposes of conditioning the grant of an Award of Restricted Stock based on performance or the vesting of performance-based Awards of Restricted Stock, Performance Units, Performance-Based Awards and/or Other Stock-Based Awards shall be based on one or more of the following performance criteria ("Performance Criteria"): (i) the attainment of certain target levels of, or a specified percentage increase in, revenues, income before income taxes and extraordinary items, net income, earnings before income tax, earnings before interest, taxes, depreciation and amortization, funds from investments or a combination of any or all of the foregoing; (ii) the attainment of certain target levels of, or a percentage increase in, after-tax or pre-tax profits, including, without limitation, that attributable to continuing and/or other operations; (iii) the attainment of certain target levels of, or a specified increase in, operating cash flow; (iv) the achievement of a certain level of, reduction of, or other specified objectives with regard to limiting the level of increase in, all or a portion of, the Company's bank debt or other long-term or short-term public or private debt or other similar financial obligations of the Company, which may be calculated net of such cash balances and/or other offsets and adjustments as may be established by the Committee; (v) the attainment of a specified percentage increase in earnings per share or earnings per share from continuing operations;
(vi) the attainment of certain target levels of, or a specified increase in return on capital employed or return on invested capital; (vii) the attainment of certain target levels of, or a percentage increase in, after-tax or pre-tax return on stockholders' equity; (viii) the attainment of certain target levels of, or a specified increase in, economic value-added targets based on a cash flow return on investment formula; (ix) the attainment of certain target levels in the fair market value of the shares of the Company's common stock; and (x) the growth in the value of an investment in the Company's common stock assuming the reinvestment of dividends. For purposes of item (i) above, "extraordinary items" shall mean all items of gain, loss or expense for the fiscal year determined to be extraordinary or unusual in nature or infrequent in occurrence or related to a corporate transaction (including, without limitation, a disposition or acquisition) or related to a change in accounting principle, all as determined in accordance with standards established by Opinion No. 30 of the Accounting Principles Board.

     In addition, such Performance Criteria may be based upon the attainment of specified levels of Company (or subsidiary, division or other operational unit of the Company) performance under one or more of the measures described above relative to the performance of other corporations. To the extent permitted under
Section 162(m) of the Code, but only to the extent permitted under Section 162(m) of the Code (including, without limitation, compliance with any requirements for stockholder approval), the Committee may: (i) designate additional business criteria on which the Performance Criteria may be based or
(ii) adjust, modify or amend the aforementioned business criteria.